-1-
EXHIBIT 10.3
[***] Certain identified confidential information contained in this document, marked by brackets, has been excluded from this exhibit because it is both (i) not material and (ii) is of the type that the Registrant treats as private or confidential.

CONSULTING SERVICES AGREEMENT
This Consulting Services Agreement (“Agreement”) is effective as of June 1, 2025 (“Effective Date”), by and between Establishment Labs Holdings Inc., a B.V.I. company with an office at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, VG1110, British Virgin Islands. (“Company”), and Juan José Chacón Quirós, with an address at Residencias Solaris, C. Pilas, San José, Santa Ana, 10901, Costa Rica (“Consultant”).
WHEREAS, the Company is a global medical device company dedicated to improving women’s health and wellness in breast aesthetics and reconstruction, and also in gluteal modeling, through the power of science, engineering, and technology, by engaging in the research, development, manufacturing, marketing, and sale of related products and services (“Company’s Business”); and,
WHEREAS, the Board of Directors (“Board”) of the Company requested that Consultant provide consulting services to the Company as may be requested from time to time that will require Consultant to devote significant additional time to performing services for the Company in addition to normal services as a non-employee member of the Board; and,
WHEREAS, the Company desires to engage the Consultant as a consultant of the Company and the Consultant represents that he has the requisite skills and knowledge to serve as such; and
WHEREAS, the parties desire to state the terms and conditions of the Consultant’s services, effective as of the date of this Agreement, as set forth below,
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Consultant agree as follows:

1.Consulting Services. Consultant shall provide services requested by Company as set forth in Exhibit A (“Consulting Services”).

2.Fees and Expenses. Company will pay Consultant for the Services as set forth in Exhibit A. Further, Company will reimburse Consultant for any reasonable, documented out-of-pocket expenses incurred related to his provision of the Services, which expenses shall be within the budget agreed with the CEO or CEO designee.

Consultant will submit monthly receipts for the Services and will submit separate invoices for any reimbursable expenses incurred within thirty (30) days after incurring such expenses. Consultant shall submit invoices to:

Establishment Labs Holdings Inc.,

EXHIBIT 10.3
Coyol Free Zone, Building B25
Alajuela, Costa Rica
Attn.: Accounts Payable
and by email to ap@establishmentlabs.com
or to any other email approved by the CEO.

To facilitate payment, Consultant will provide appropriate bank details via the vendor form given to Consultant by Company. Company shall pay Consultant for Consulting Services according to Exhibit A. As applicable, the Company will also pay reimbursable expenses incurred net thirty (30) days from receipt of invoice sent by Consultant.

3.Term and Termination. The term of this Agreement shall commence on June 1, 2025, and will continue for one (1) year, until May 31, 2026, and shall extend indefinitely for successive one (1) year terms (each one-year term a “Term”), with the parties’ current intent that the Agreement will expire after 3 years, on May 31, 2028, unless (i) the Company exercises a termination right as described below or (ii) either party provides written notice of termination to the other party at least 60 days before the end of the then-current Term.

The Company may terminate this Agreement immediately and without prior notice if (a) Consultant refuses to or is unable to perform the Services, , or is in breach of this Agreement, (b) Consultant provides services during the Term for a competitor of the Company’s Business, or (c) Consultant violates any of the Corporate Compliance Policies (“Policies”) referred to in Section 11, which Policies Consultant agrees to abide by in Exhibit B. A competitor of the Company’s Business is any company, entity, trust, organization, or person that researches, develops, manufactures, markets, distributes and/or sells one or more Competing Products, where “Competing Products” include the following product categories: (a) breast implants and tissue expanders for all indications such as, without limitation, (i) cosmetic surgery and augmentation (primary and revision); (ii) reconstructive surgery (primary and revision). including single or double mastectomy and post- mastectomy settings; (iii) post-lumpectomy; and (iv) pectus excavatum; (b) gluteal implants; and (c) specialized tools and components used in breast and gluteal implant surgery. For avoidance of doubt a competitor of the Company’s Business does not include a business that primarily provides services such as marketing firms or medical clinics.
The Consultant will provide all deliverables available and completed by the termination date, if any, to the Company in any acceptable format. Upon termination, all rights and duties of the Company and Consultant toward each other will cease except for pending payments owed to the Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the provisions of this Agreement.
Notwithstanding the termination or expiration of this Agreement, the obligations pursuant to Section 4 (Confidentiality), Section 5 (Intellectual Property), Section 9 (Damages), Section 10 (Indemnity), and Section 14 (Applicable Law and Venue), shall remain binding on the parties unless and to the extent either party is expressly released therefrom by the other party in writing.

EXHIBIT 10.3
4.Confidentiality. Consultant and Company have entered into Confidentiality Agreement attached hereto as Exhibit C.

5.Intellectual Property. “Intellectual Property” includes, but is not limited to, any patents, rights to inventions, technologies, discoveries, improvements, know-how, technique, copyright and related rights, trademarks, trade names, domain names, designs, databases, trade secrets and other Confidential Information, drawings, reports, specifications, business methods, data, prototypes, protocols, testing methods, market information, business analysis, methods of manufacture or use, software codes or other works, technology, and any other information or materials, whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar rights which subsist or will subsist now or in the future in the United States and in foreign jurisdictions.
Consultant agrees that any and all Intellectual Property that Consultant invents, suggests, creates, conceives, reduces to practice, or develops, alone or in conjunction with others, during or as a result of performing the Consulting Services for this Agreement, or as a result of receiving Confidential Information under this Agreement, are the sole and exclusive property of the Company, and shall be promptly disclosed in writing to the Company. Nothing in this Agreement shall be construed as an assignment or license of the Company´s Intellectual Property rights to Consultant.

In exchange for valuable consideration, the receipt and sufficiency of which Consultant acknowledges, Consultant hereby assigns to the Company, Consultant ’s entire worldwide right, title, and interest in and to all Intellectual Property invented, suggested, created, conceived, reduced to practice, or otherwise developed by Consultant as a result of performing the Services of this Agreement, or as a result of receiving Confidential Information under this Agreement. The prior sentence excludes any Intellectual Property not invented, suggested, created, conceived, reduced to practice, or otherwise developed by Consultant as a result of performing the Services of this Agreement, or as a result of receiving Confidential Information under this Agreement, unless the Consultant otherwise specifies in writing.

Consultant will execute, without further consideration, all documents as requested by the Company that may be necessary or desirable to effectuate or document any assignments of rights outlined above. Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents a power of attorney to act for and on Consultant ’s behalf to execute and file any documents, applications, or related filings and to do all other lawfully permitted acts to further the perfection of assignment of rights and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations, or other rights in connection with such Intellectual Property outlined above, with the same legal force and effect as if executed by Consultant . Consultant further agrees to cooperate and provide reasonable assistance to the Company (including but not limited to the signing of documents, declarations, assignments, and the providing of testimony) to obtain and from time to time enforce United States and foreign

EXHIBIT 10.3
patents, copyrights, and other rights and protections claiming, covering, or relating to the Intellectual Property outlined above, in any and all countries.

Consultant agrees to submit to the Company any proposed publication that contains any discussion relating to the Company Confidential Information, Intellectual Property, or any work performed by Consultant for the Company. Consultant further agrees that no such publication shall be made without the prior written consent from the Company, which consent shall not be unreasonably withheld.

1.Non-Disparagement. Consultant agrees not to make any adverse, malicious, derogatory, disparaging, or defamatory statements or communications about the Company or any of the other Released Parties. Consultant also agrees not to post any such statements on the internet or any blog or social networking site. Anyone with the title of Vice President or higher at the Company, including the executive officers of the Company, agrees not to make any adverse, malicious, derogatory, disparaging, or defamatory statements or communications about the Employee. The Company and anyone with the title of Vice President, General Manager, Director or higher at the Company, including the executive officers of the Company, also agree not to publish or post any such statements, whether in hard copy or electronic form, using any Company-owned channel of communication, including via the internet or any blog or social networking site.
2.Independent Contractor. Effective June 1, 2025, Consultant is an independent contractor, not an employee of the Company, and Consultant and Company understand and agree that they are creating an independent contractor relationship with this Agreement, and that the Consultant shall not be considered an employee of Company for any purpose and subsequently not eligible for any benefits or plans offered by Company to its employees.

3.Representations and Warranties. Consultant represents that, with respect to any information, knowledge or data disclosed to Company under this Agreement, Consultant has the full and unrestricted right to disclose the same without incurring legal liability to others, and that Company will have the full and unrestricted right to use and publish the same as Company may see fit.

Consultant represents he has the right and freedom to provide the Services hereunder and to assign all rights, title and interest in and to the products of such Services to Company. Consultant will execute, without further consideration, all documents necessary to effect or document the intent of this section.

Consultant represents and warrants that he does not have any prior or existing obligations to assign Inventions and/or Proprietary Information to a third-party for any ideas, inventions, technologies, discoveries, improvements, know-how, techniques, data, or any technology reasonably related to the Services intended under this Agreement.

EXHIBIT 10.3
Consultant represents and warrant to the Company that there are no restrictions in place from other agreements agreed to by Consultant that may impact their ability to provide Services to Company or may limit the activities permitted to be engaged in on behalf of the Company.

Consultant will ensure that all promotional activities and messaging while conducting the Services are consistent with the Company’s Code of Conduct.

4.Damages. In no event will either party be liable, whether arising in contract, tort, warranty or otherwise, for any special, indirect, incidental, exemplary, punitive or consequential damages, including, but not limited to loss of anticipated profits.

5.Indemnity. Consultant agrees to indemnify and hold Company harmless from any and all third-party claims, demands, losses, causes of action, damages, lawsuits, judgments, including attorneys' fees and costs, arising out of or relating to Consultant’s provision of Services under the Agreement (“Claims”). Notwithstanding the foregoing, Consultant’s obligation to indemnify Company against, and liability for, such Claims shall be limited to the extent that any such Claims arise as a result of (i) Consultant following the instructions of Company, or (ii) any unlawful, wrongful or negligent act or omission of Company or its officers or employees. Company agrees to indemnify and hold Consultant harmless from any and all Claims, to the extent that any such Claims arise as a result of (i) Consultant following the instructions of Company, or (ii) any unlawful, wrongful or negligent act or omission of Company or its officers or employees.

6.Compliance with Laws and Regulations. Consultant agrees to comply with the terms of any orders, judgments and agreements between Company and any governmental authority or its authorized designee, which relate to the activity under this Agreement, and Company agrees to provide Consultant with notice of any such order, judgment or agreement.

Consultant represents and warrants that Consultant holds and will maintain in good standing at all times during the term of this Agreement unrestricted licenses and/or certifications to perform the Services, if applicable, and that all Services will be performed in accordance with all applicable laws and regulations.

Consultant acknowledges reviewing and understanding of the Company’s Corporate Compliance Policies (Code of Conduct and Anti-Bribery Policy) in the link https://investors.establishmentlabs.com/static-files/c6e4692a-21c1-426a-af99-159a70411f13, and Consultant represents and warrants that Consultant will act at all times in accordance with Company’s Compliance Policies in connection or association with Consultant’s provision of Services under this Agreement.

7.Notices. All notices, reports, requests, demands and other communications given under this Agreement shall be in writing and will be deemed to have been given if delivered by hand, sent by email, or sent by a nationally recognized overnight delivery service, to:

EXHIBIT 10.3

To Company:
Establishment Labs Holdings Inc.
Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, VG1110, British Virgin Islands
Attention: Legal Department
legal@establishmentlabs.com, and
rmansbach@establishmentlabs.com
To Consultant: Juan José Chacón Quirós Residencias Solaris, C. Pilas, San José, Santa Ana, 10901, Costa Rica juanjosechaconquiros@icloud.com
Notices shall be deemed to have been made as of the date of receipt thereof by the person to whom sent. A party may change their address listed above by notice to the other party.
8.Force Majeure. Neither party to this Agreement will be liable for any delay or failure of performance that is the result of any happening or event that could not reasonably have been avoided or that is otherwise beyond its control, provided that the party hindered or delayed immediately notifies the other party describing the circumstances causing delay. Such happenings or events will include, but not be limited to, terrorism, acts of war, riots, civil disorder, rebellion, fire, flood, earthquake, explosion, or acts of God.
9.Applicable Law and Venue. This Agreement shall be interpreted under the laws of the State of Texas, United States of America, without regard to conflict of laws principles. The parties waive any right to arbitration and agree that any litigation arising from this Agreement shall take place exclusively in a state and federal court of competent jurisdiction in the State of Texas, which the parties agree has jurisdiction to resolve any such litigation, and the parties waive any right to challenge such jurisdiction.
10.Modification and Waiver. This Agreement may not be modified except by a written instrument signed by both parties. In the case of a waiver, the written instrument need only be signed by the party waiving compliance. Assuming these conditions are met, this Agreement may be amended or modified and any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived.

11.Severability. The provisions of this Agreement are severable, and if any part of this Agreement is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective, and a court shall have the power to interpret and reform the unenforceable provision so as to comply with legal requirements and the intent of the parties.

12.Entire Agreement. This Agreement, including its exhibits, sets forth the entire agreement between the parties. Consultant is not relying on any agreements or oral representations not addressed in this document. Any prior agreements between or directly involving Consultant and the Company are superseded by this Agreement, except Consultant’s obligations under previously signed agreements related to inventions, business ideas, confidentiality of corporate information, and unfair competition remain intact. For avoidance of doubt, nothing

EXHIBIT 10.3
in this Agreement modifies the terms under which Consultant may serve as a non-employee or outside director of the Board.

13.Assignment. Consultant may not assign this Agreement without the prior written consent of an authorized representative of Company. Company reserves the right to assign this Agreement to any affiliated entity in its sole discretion and to have any affiliated entity process invoices and make payments to Consultant. All of the terms and provisions of this Agreement will be binding upon, will inure to the benefit of, and be enforceable by successors and assigns of the parties. This Agreement does not confer any right or remedy upon any person other than the parties hereto and their respective successors and permitted assigns.

14.Headings. The section headings contained in this Agreement are for convenience only and shall not otherwise affect the meaning or interpretation or be deemed to be a substantive part of this Agreement.

15.Execution of Counterparts. This Agreement may be executed in two or more duplicate counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

16.Language Recognition. El Consultor acuerda firmar el presente contrato que reconoce y reafirma el contenido de todas las cláusulas incluidas en el presente contrato en virtud de que lee, escribe y entiende perfectamente el idioma inglés, de forma tal que, tanto este documento, las políticas y demás documentos a que se hace referencia en este momento y a futuro, su total contenido y todas las comunicaciones relacionadas con el contrato podrán hacerse indistintamente en idioma inglés o español, teniendo dichas comunicaciones plena validez entre las partes para todos los efectos legales.
[Signatures of Following Page]

EXHIBIT 10.3
IN WITNESS WHEREOF, the parties hereby execute this Agreement:

CONSULTANT

Date	Name Printed	Signature
7/22/2025	Juan José Chacón Quirós	/s/ Juan José Chacón Quirós

ESTABLISHMENT LABS HOLDINGS INC.

Date	Name Printed	Signature
7/22/2025	Peter Caldini, CEO	/s/ Peter Caldini

EXHIBIT 10.3
EXHIBIT A
SERVICES & COMPENSATION
Consultant agrees to perform the Services described below for the compensation set forth below.
1.Consulting Services
Consultant shall provide the Company with consulting services in connection with the research, development, manufacturing, marketing, and sale of products and services in the field of aesthetic and reconstruction surgery, breast augmentation and/or related technologies, including gluteal implants, including activities relating to sales, marketing, branding, value-chain, customer-centric services, and product/portfolio management anywhere in the world, as described in this paragraph and below or such other services as Company may reasonably request from time to time (“Services”).

The Services provided by Consultant pursuant to this Agreement will be overseen by Company’s Chief Executive Officer (“CEO”), or by such other Company employee as the CEO may designate from time to time. The Consultant will deliver to the CEO or CEO designee in writing at least 2 weeks in advance of each calendar quarter, proposed activities and budgets for the upcoming quarter, consistent with this Exhibit A, which proposal the CEO or CEO designee may modify at their discretion.

Consultant is not an employee or officer of the Company and shall have no responsibility or authority to manage the business or operations of the Company, or any affiliated entity, organizational unit, or division thereof, supervise or direct any employees, officers or agents of the Company, direct or establish policy on behalf of the Company, or take any action to bind the Company pursuant to any contract or other instrument.
1.Technology and Business Advisor: At Company’s request, support the global adoption of Company’s minimally invasive platform across all indications, with strategic advice on the following aspects:
a.Technology: Advise on new products and next-generation innovations, including [***], GEM, and Preservé. Participate in (i) innovation development and tracking (ii) creating regulatory strategy and medical marketing claims, and (iii) designing clinical studies and medical education programs. Advise on value propositions and go-to-market models.
b.Business development: Identify potential licensing and acquisition targets for new technologies. Consultant must receive advance written approval from the CEO before engaging any such targets on Company’s behalf.

EXHIBIT 10.3
c.Strategic advice: Provide strategic advice to the CEO on industry and Company-specific matters. CEO and executive team will make final decisions and be responsible for execution

2.Company and Patient Advocacy
a. At Company’s request, speak at key medical conferences around the world to bolster Company’s technologies and encourage the plastic surgery community to adopt them. Align on all messaging specific to Company.
b. At Company’s request, speak to visiting delegations at the Sulàyöm and receive them at Consultant’s home.
c. At Company’s request, speak to targeted consumer audiences through specialized media to bolster Company technologies and the Company’s women’s health credentials.
d. At Company’s request, advocate for Aesthetic Breast Reconstruction to targeted audiences (e.g. continue to drive the Africa BreastRecon initiative and other social activities, all as determined by the Company).
2.Compensation
Company shall pay Consultant at a rate of Seven Hundred Fifty Thousand Dollars ($750,000) per 12 months, payable monthly in equal installments during the Term, with proration for the final installment if applicable, except that until May 31, 2026, Company shall pay Consultant at a rate of Seven Hundred Fifty Thousand Dollars ($750,000) per 11 months. If the Company terminates this Agreement without cause, the Company shall pay Consultant for the remainder of the the-current one-year Term.

By March 15 of each year during the Term, Consultant shall also receive as compensation an annual equity award with a target annual value of Seven Hundred Fifty Thousand Dollars ($750,000), in a form and amount and with such a vesting schedule and other restrictions as the Company may determine from year to year, all at the Company’s absolute discretion. Prior to that date, Consultant may express a preference as to any mix of equity (Options versus RSUs) Consultant would like to receive, which preference the Company shall consider in its absolute discretion. For the first year of this Agreement, the Company made an annual equity award to Consultant in the form of 50% Options and 50% RSUs and in the grant-date amount of Seven Hundred Fifty Thousand Dollars ($750,000), vesting ¼ each year over 4 years. If Consultant ceases to provide services to the Company in any capacity, meaning as a Consultant under this Agreement and as a director of the Board, the Company shall extend vesting and exercise period to allow for any equity granted under this Agreement to fully vest and be exercised, otherwise under the terms of the 2018 Equity Incentive Plan, unless the Company terminates this Agreement for cause, in which case the Company shall not extend the vesting or exercise period.

As described in Section 2, the Company shall also reimburse Consultant for any reasonable, documented out-of-pocket expenses incurred related to Consultant’s provision of the Services.

EXHIBIT 10.3

EXHIBIT 10.3
EXHIBIT B
Compliance with COMPLIANCE Policies
I have read the Company’s Compliance Policies (“Policies”) (see link in Section 10) and understand and agree to abide by them. The Company reserves the right to amend and update these Polices at its sole discretion.
I understand that violation of the Company’s Policies may result in termination of this Agreement.
I also understand if I ever have questions about the Policies or any law, regulation or rule, I can seek guidance from the Company’s Compliance Officer.

By:     _______________________________
Name:    _______________________________
Date:    _______________________________

EXHIBIT 10.3
EXHIBIT C
NON-DISCLOSURE AGREEMENT
This Non-Disclosure Agreement (this “Agreement”), is effective as of the date of the last Party’s signature below (“Effective Date”), by and between Establishment Labs Holdings Inc. and its affiliates and subsidiaries, a company incorporated under the laws of British Virgin Islands (BVI) whose registered office is at Coyol Free Trade Zone, Building 25, Alajuela, Costa Rica (the “Discloser”), and Juan Jos Cha as an individual/company with an address at Solaris, C. Pilas, San José, Santa Ana, 10901, Costa Rica (the “Recipient” or “Consultant”) (each herein referred to individually as a “Party” and collectively as the “Parties”). In consideration of the covenants and conditions contained herein, the Parties hereby agree to the following:
Purpose

The Parties wish to explore a potential business collaboration (the “Purpose”), and in connection with the Purpose, Discloser has disclosed, and may further disclose certain confidential technical and business information, including marketing and commercial strategies to Recipient, that Discloser desires Recipient to treat as confidential.
Confidential Information
Definition. “Confidential Information” means: (i) any information (including any and all combinations of individual items of information) disclosed before and after the Effective Date (directly or indirectly) by Discloser to Recipient pursuant to this Agreement that is in written, graphic, machine readable or other tangible form (including, without limitation, research, product plans, products, services, equipment, customers, markets, software, inventions, discoveries, ideas, processes, designs, drawings, formulations, specifications, product configuration information, marketing and finance documents, prototypes, samples, data sets, and equipment); (ii) oral information disclosed (directly or indirectly) by Discloser to Recipient pursuant to this Agreement; and (iii) information otherwise reasonably expected to be treated in a confidential manner under the circumstances of disclosure under this Agreement or by the nature of the information itself. Confidential Information may include information of a third party that is in the possession of Discloser and is disclosed to Recipient under this Agreement.
Exceptions. Confidential Information shall not, however, include any information that: (i) was publicly known or made generally available without a duty of confidentiality prior to the time of disclosure by Discloser to Recipient; (ii) becomes publicly known or made generally available without a duty of confidentiality after disclosure by Discloser to Recipient through no wrongful action or inaction of Recipient; (iii) is in the rightful possession of Recipient without confidentiality obligations at the time of disclosure by Discloser to Recipient as shown by Recipient’s then-contemporaneous written files and records kept in the ordinary course of business; (iv) is obtained by Recipient from a third party without an accompanying duty of confidentiality and without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by Recipient without use of or reference to Discloser’s Confidential Information, as shown by written records and other competent evidence prepared contemporaneously with such independent development; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. However, the Discloser´s information in tangible form, that does not contain a Confidential designation, and discussions relating to Confidential Information, shall nevertheless be

EXHIBIT 10.3
protected hereunder as Confidential Information, if the Recipient knew, or should have reasonably known under the circumstances, that the information was confidential and had been communicated to it in confidence.
Compelled Disclosure. If Recipient becomes legally compelled to disclose any Confidential Information, other than pursuant to a confidentiality agreement, Recipient will provide Discloser prompt written notice, if legally permissible, and will use its best efforts to assist Discloser in seeking a protective order or another appropriate remedy. If Discloser waives Recipient’s compliance with this Agreement or fails to obtain a protective order or other appropriate remedy, Recipient will furnish only that portion of the Confidential Information that is legally required to be disclosed; provided that any Confidential Information so disclosed shall maintain its confidentiality protection for all purposes other than such legally compelled disclosure.
Non-use and Non-disclosure
Recipient shall not use any Confidential Information of Discloser for any purpose except to evaluate and engage in discussions concerning the Purpose. Recipient shall not disclose any Confidential Information of Discloser to third parties or to Recipient’s employees, except that, subject to Section 4 below, Recipient may disclose Discloser’s Confidential Information to those employees of Recipient who are required to have such information in order to evaluate or engage in discussions concerning the Purpose. Recipient shall not reverse engineer, disassemble, or decompile any prototypes, software, samples, or other tangible objects that embody Discloser’s Confidential Information and that are provided to Recipient under this Agreement.
Maintenance of Confidentiality
Recipient shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of Discloser. Without limiting the foregoing, Recipient shall take at least those measures that it employs to protect its own confidential information of a similar nature and shall be liable for any disclosure or unauthorized use of Confidential Information by its employees to whom Recipient has disclosed the Confidential Information. Recipient shall reproduce Discloser’s proprietary rights notices on any such authorized copies in the same manner in which such notices were set forth in or on the original. Recipient shall promptly notify Discloser of any unauthorized use or disclosure, or suspected unauthorized use or disclosure, of Discloser’s Confidential Information of which Recipient becomes aware.
No Obligation
Nothing in this Agreement shall obligate either Party to proceed with any transaction between them, and each Party reserves the right, in its sole discretion, to terminate the discussions contemplated by this Agreement concerning the Purpose. Nothing in this Agreement shall be construed to restrict Discloser’s use or disclosure of its own Confidential Information.
No Warranty
ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS.” DISCLOSER MAKES NO WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING THE ACCURACY, COMPLETENESS OR PERFORMANCE OF ANY CONFIDENTIAL INFORMATION, OR WITH

EXHIBIT 10.3
RESPECT TO NON-INFRINGEMENT OR OTHER VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY OR OF RECIPIENT.
Return of Materials
All documents and other tangible objects containing or representing Confidential Information that have been disclosed by Discloser to Recipient, and all copies or extracts thereof or notes derived therefrom that are in the possession of Recipient, shall be and remain the property of Discloser and shall be promptly returned to Discloser or destroyed (with proof of such destruction), each upon Discloser’s written request.
No License
Nothing in this Agreement is intended to grant any rights to Recipient under any patent, mask work right or copyright of Discloser, nor shall this Agreement grant Recipient any rights in or to the Confidential Information of Discloser except as expressly set forth in this Agreement.
Export Restrictions
Any software and other technical information disclosed under this Agreement may be subject to restrictions and controls imposed by the Export Administration Act, Export Administration Regulations and other laws and regulations of the United States and any other applicable government or jurisdiction, as enacted from time to time (the “Acts”). The Parties shall comply with all restrictions and controls imposed by the Acts.
Term
The obligations of Recipient under this Agreement shall survive, with respect to any particular Confidential Information of Discloser, until all Confidential Information of Discloser disclosed hereunder becomes publically known or made generally available through no action or inaction of the Recipient.
Remedies
Recipient agrees that any violation or threatened violation of this Agreement may cause irreparable injury to Discloser, entitling Discloser to seek injunctive relief in addition to all legal remedies.
Miscellaneous
This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns. Recipient shall not assign or otherwise transfer this Agreement without the prior written consent of Discloser. Any assignment or transfer of this Agreement in violation of the foregoing shall be null and void. This Agreement will be interpreted and construed in accordance with the laws of the Delaware, without regard to conflict of law principles. Each Party hereby represents and warrants that the persons executing this Agreement on its behalf have express authority to do so, and, in so doing, to bind such Party thereto. This Agreement contains the entire agreement between the Parties with respect to the Purpose and supersedes all prior written and oral agreements between the Parties regarding the Purpose. Recipient shall not have any obligation, express or implied by law, with respect to trade secret or proprietary information of Discloser disclosed under this Agreement except as set forth herein. If a court or other body of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be

EXHIBIT 10.3
invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. No provision of this Agreement may be waived except by a writing executed by the Party against whom the waiver is to be effective. A Party’s failure to enforce any provision of this Agreement shall neither be construed as a waiver of the provision nor prevent the Party from enforcing any other provision of this Agreement. No provision of this Agreement may be amended or otherwise modified except by a writing signed by the Parties to this Agreement. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, but all of which together constitute one and the same agreement. This Agreement may be delivered by facsimile transmission, and facsimile copies of executed signature pages shall be binding as originals.
Disputes
All disputes arising out of this Agreement will be subject to the exclusive jurisdiction and venue of the federal courts located in Texas, and each Party hereby consents to the personal jurisdiction thereof.
IN WITNESS WHEREOF, the Parties by their duly authorized representatives have executed this Agreement as of the Effective Date.

ESTABLISHMENT LABS HOLDINGS.	CONSULTANT
By:	By:
Name:	Name:
Title:	Title: ______________________________________